EXHIBIT 10.14

Summary of Ms. Birge Bargmann’s Employment Agreement dated May 27, 2011, with Proteo Biotech AG.

On May 27, 2011 the Supervisory Board of Proteo Biotech AG entered into an employment contract with Ms. Bargmann. The contract was retroactively effective to January 1, 2011 and expires on September 30, 2013. Pursuant to the agreement, Ms. Bargmann received a salary of 9,200 Euro per month. The supervisory Board and Ms. Bargmann are obliged to negotiate the compensation at any time on the request of either party taking into consideration the economic performance of the Company.   Ms. Bargmann is entitled to up to thirty (30) working days paid annual leave.  In the event that she is unable to work due to medical reasons, the Company shall continue to pay her salary up to 6 months, but not beyond the expiration date of the Employment Agreement.

Notwithstanding the term of this contract the company may terminate this contract according to the statutory deadlines defined in German laws. In such case Ms Bargmann will receive the continued payment of his remuneration up to the end of regular term of this contract, but not exceeding 2-times the total annual compensation. During this continuation of payment the amount the Company is obligated to pay will be reduced by compensation Ms. Bargmann earns from other employment.